Exhibit 99.1

Garmin Reports Strong Fiscal 2014 Revenue and Pro Forma EPS Growth; Proposes
Dividend Increase and Announces Share Repurchase Plan

Schaffhausen, Switzerland / February 18, 2015/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the fiscal year and quarter ended December 27, 2014.

Highlights in the quarter include:

•	Total revenue of $803 million in fourth quarter 2014 with non-automotive/mobile segments of outdoor, fitness, aviation and marine delivering 58% of total revenues

•	Gross and operating margins of 54% and 22%, respectively

•	Gained market share across a broad range of product categories including activity trackers and PNDs

Highlights for the fiscal year include:

•	Total revenue of $2,871 million in 2014 with non-automotive/mobile segments of outdoor, fitness, aviation and marine growing a combined 23% over 2013 and contributing 57% of total revenue

•	Gross and operating margins of 56% and 24%, respectively, improving from 2013 levels

•	Continued diversification of revenue and profitability sources as we entered new product categories, broadened our range of offerings and grew market share

•	Returned $602 million of cash to shareholders with quarterly dividends totaling $360 million and share repurchases of $242 million

(in thousands,	13-Weeks Ended			52-Weeks Ended
except per share data)	Dec 27,	Dec 28,	Yr over Yr	Dec 27,	Dec 28,	Yr over Yr
	2014	2013	Change	2014	2013	Change
Net sales	$803,306	$759,694	6%	$2,870,658	$2,631,851	9%
Automotive/Mobile	339,832	382,504	-11%	1,240,377	1,302,314	-5%
Fitness	201,303	118,623	70%	568,440	356,283	60%
Outdoor	116,432	126,617	-8%	427,555	410,989	4%
Aviation	93,279	87,367	7%	385,915	339,337	14%
Marine	52,460	44,583	18%	248,371	222,928	11%

Gross profit %	54%	52%		56%	53%

Operating profit %	22%	23%		24%	22%

GAAP diluted EPS	$1.09	$0.83	31%	$1.88	$3.12	-40%
Pro forma diluted EPS (1)	$0.77	$0.76	1%	$3.10	$2.62	18%

(1) See attached tables for reconciliation of non GAAP measures including pro forma diluted EPS and free cash flow

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“Through an intense focus on innovation and execution, we posted four consecutive quarters of revenue and pro forma EPS growth in 2014. We have redefined our earnings power as a company and further diversified our operating profit base,” said Cliff Pemble, president and chief executive officer (CEO) of Garmin Ltd.  “I am pleased with everything that we have accomplished in 2014. Yet, we recognize that significant opportunities and challenges lie ahead of us. We will not be complacent. We believe that we are well positioned to gain share in categories that we are currently serving, while also launching products into new categories in the future. 2014 serves as a solid foundation from which to build and we plan to do just that.”

Fitness:

The fitness segment posted revenue growth of 70% in the quarter, confirming the strength of our product portfolio across a broad spectrum of price points and categories. Gross margin in the quarter remained strong at 61% while operating margin declined to 29% due to our aggressive spending for advertising and point of sale displays. This investment allowed us to establish a solid market share position and retail presence in the growing activity tracker market in just our first year serving the category. We will further leverage these investments to drive growth in 2015. We believe that fitness will again be the largest contributor of growth in 2015, and we have launched important new products at CES to strengthen our position in the segment. New products include the vívoactive™ and vívofit® 2. The vívoactive is a GPS-enabled smartwatch that delivers unparalleled capabilities for those with an active lifestyle, while vivofit 2 adds a backlight and vibration alert to the already popular vívofit. With these exciting products and new things yet to come in cycling and running, we enter 2015 with high expectations for continued success.

Outdoor:

The outdoor segment posted a revenue decline of 8% in the quarter, while gross and operating margins remained strong at 62% and 35%, respectively. For the full year, we were able to deliver revenue growth of 4%, even though we have faced a number of headwinds in the outdoor segment including maturity of our traditional handheld business and a slowdown in the golf industry. We have overcome these challenges with strong offerings in wearables and dog tracking and training, which continue to be growth categories. As we enter 2015, we are dedicated to delivering compelling, feature-rich products, that will capture new and repeat customers. Fēnix® 3 and epix™, both of which launched at CES (Consumer Electronics Show), are those types of products and we expect to deliver products in other outdoor categories as the year progresses.

Aviation:

The aviation segment posted revenue growth of 7% in the quarter with contributions from both OEM and aftermarket. While this represents a slowdown from prior quarters, it follows a very strong fourth quarter 2013 when revenues grew 25%. Gross and operating margins softened slightly in the quarter due to product mix, but for the full year improved to 73% and 28%, respectively. This strong full year margin performance allowed the aviation segment to deliver 22% operating income growth in 2014. We recently announced a new relationship with Gulfstream, which has selected Garmin to provide an all-inclusive ADS-B solution for the G150 business jet. This type of win confirms our strategy of continued research and development investment in aviation to support upcoming certifications with OEM partners in 2015 and beyond, as well as ongoing opportunities for long-term market share gains across numerous aviation categories.

Marine:

The marine segment posted revenue growth of 18% in the quarter with strong demand for chartplotters, and contribution from our July acquisition of Fusion® Electronics. Gross margins declined year-over-year to 47% in the quarter due to the lower margin profile of the entertainment products and highly competitive pricing dynamics in aftermarket marine electronics. This led to a slight operating loss in the seasonally weak fourth quarter. We continue to forge ahead with innovative products that we believe will improve our profitability and competitive position going forward. As such, we announced the 2015 availability of numerous products incorporating our industry-leading scanning sonar technology, along with new radar and autopilot offerings. We are planning for revenue and operating profit improvement in 2015 as we continue to focus on innovation and market share gains, while managing costs and driving efficiencies at Fusion.

Auto/Mobile:

The automotive/mobile segment posted a revenue decline of 11% as PND sales continued to decline. Gross and operating margins in the quarter were 43% and 17%, respectively, representing an improvement over the prior year. While the PND industry does continue to slow, we have noted global improvement in the trajectory throughout 2014 and are anticipating PND industry unit declines of 10-15% with stable pricing in 2015. The segment delivers solid profits; thus, we will continue to innovate with disciplined investment levels to grow market share and maintain profitability in the segment. On the OEM side, we have started delivering content to Mercedes and Honda. We remain excited about the expanded partnerships that we have secured in 2014, and we will build on this success in 2015.

Additional Financial Information:

Total operating expenses in the quarter were $255 million, a 15% increase from the prior year. We invested heavily in advertising during the quarter to build improved point of sale presence and brand awareness. The strategy yielded market share gains for our family of activity trackers and now provides a strong position from which to grow in 2015. We also grew research and development investment in each of our segments excluding automotive/mobile, which declined slightly. We continue to invest in research and development to stimulate both near-term and long-term revenue growth opportunities.

Our fourth quarter income tax benefit was $10 million, including the impact of a $49 million income tax benefit associated with net releases of reserves primarily associated with completion of audits. Adjusting for this item, our pro forma effective tax rate in fourth quarter 2014 was 19.1% compared to 20.0% in the prior year quarter. The decreased rate resulted from the approval of the 2014 U.S. research and development credit offset by unfavorable income mix by tax jurisdiction caused by foreign currency fluctuations, as well as reduced tax incentives in Taiwan.

In 2014, we generated $528 million of free cash flow and returned over 100% of it to shareholders via the dividend and share repurchase. We ended the quarter with cash and marketable securities of almost $2.8 billion.

2015 Guidance:

2015 Guidance
Revenue	~$2.9 B
Gross Margin	~56%
Operating Income	$675 M
Operating Margin	~23%
Tax Rate	16-17%
EPS (Pro Forma)	~$3.10

We expect 2015 revenue of approximately $2.9 billion as growth in the fitness, marine and aviation segments offset ongoing declines in the PND market. This level of revenue assumes a EUR/USD exchange rate of 1.15, which created a material year-over-year headwind when compared to the average rate of 1.33 in 2014. We expect gross margins to remain relatively stable at approximately 56% due to the anticipated segment and product mix. Operating margins are forecasted to decline slightly to 23% due primarily to ongoing research and development investment. Though currency volatility is expected to slow our revenue growth in 2015, we do not want to forgo growth in our R&D investment which could negatively impact both current and future product development plans. With an expected tax rate of 16-17%, we currently forecast 2015 EPS of approximately $3.10.

Dividend Recommendation and Share Repurchase Program:

The board of directors intends to recommend to the shareholders for approval at the annual meeting to be held on June 5, 2015, a cash dividend in the amount of $2.04 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting), payable in four equal installments on dates to be determined by the Board. The Board currently anticipates the scheduling of the dividend in four installments as follows:

Dividend Date	Record Date	$s per share
June 30, 2015	June 16, 2015	$0.51
September 30, 2015	September 15, 2015	$0.51
December 31, 2015	December 15, 2015	$0.51
March 31, 2016	March 15, 2016	$0.51

In addition, the board of directors has established March 31, 2015 as the payment date for the final dividend installment of $0.48 per share, with a record date of March 16, 2015, per the prior approval at the 2014 annual shareholders’ meeting. The first, second and third payments of $0.48 per share were made on June 30, 2014, September 30, 2014, and December 31, 2014, respectively.

On February 13, 2015, our board of directors authorized the Company to repurchase up to $300 million of the Company’s shares as market and business conditions warrant through December 31, 2016. The repurchases may be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market. The Company views the stock repurchase as an appropriate use of cash given the long-term growth prospects of the Company and ongoing free cash flow generation.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, February 18, 2015 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 888-461-2011

An archive of the live webcast will be available until March 27, 2015 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the Company’s estimated earnings and revenue for fiscal 2015, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2015 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 28, 2013 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2013 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, fēnix and vívofit are registered trademarks and epix and vívoactive are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Kerri Thurston	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended		52-Weeks Ended
	Dec 27,	Dec 28,	Dec 27,	Dec 28,
	2014	2013	2014	2013
Net sales	$803,306	$759,694	$2,870,658	$2,631,851

Cost of goods sold	372,458	365,057	1,266,246	1,224,551

Gross profit	430,848	394,637	1,604,412	1,407,300

Advertising expense	54,175	34,922	146,633	112,905
Selling, general and administrative expense	99,119	94,671	372,032	355,440
Research and development expense	101,554	92,573	395,121	364,923
Total operating expense	254,848	222,166	913,786	833,268

Operating income	176,000	172,471	690,626	574,032

Other income (expense):
Interest income	6,803	9,759	35,584	35,271
Foreign currency gains (losses)	15,967	17,258	(4,299)	35,538
Other	1,126	5,051	1,834	8,717
Total other income (expense)	23,896	32,068	33,119	79,526

Income before income taxes	199,896	204,539	723,745	653,558

Income tax provision (benefit)	(10,349)	40,954	359,534	41,146

Net income	$210,245	$163,585	$364,211	$612,412

Net income (loss) per share:
Basic	$1.10	$0.84	$1.89	$3.13
Diluted	$1.09	$0.83	$1.88	$3.12

Weighted average common shares outstanding:
Basic	191,322	195,181	193,106	195,411
Diluted	192,356	196,338	194,165	196,339

Part I - Financial Information

Item I - Condensed Consolidated Financial Statements

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	Dec 27,	December 28,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$1,196,268	$1,179,149
Marketable securities	$167,989	149,862
Accounts receivable, net	$570,191	564,586
Inventories, net	$420,475	382,226
Deferred income taxes	$56,102	69,823
Deferred costs	$51,336	57,368
Loan receivable	-	137,379
Prepaid expenses and other current assets	$48,615	55,243
Total current assets	2,510,976	2,595,636

Property and equipment, net	430,887	414,848

Marketable securities	1,407,344	1,502,106
Restricted cash	308	249
Noncurrent deferred income tax	67,712	88,324
Noncurrent deferred costs	36,140	41,157
Intangible assets, net	218,083	219,494
Other assets	21,853	17,789
Total assets	$4,693,303	$4,879,603

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$149,094	$146,582
Salaries and benefits payable	62,764	59,794
Accrued warranty costs	27,609	26,767
Accrued sales program costs	58,934	50,903
Deferred revenue	203,598	256,908
Accrued royalty costs	51,889	64,538
Accrued advertising expense	26,334	19,448
Other accrued expenses	67,780	65,657
Deferred income taxes	17,673	989
Income taxes payable	182,260	38,043
Dividend payable	185,326	175,675
Total current liabilities	1,033,261	905,304

Deferred income taxes	39,497	1,758
Non-current income taxes	80,611	140,933
Non-current deferred revenue	135,130	171,012
Other liabilities	1,437	890

Stockholders' equity:
Shares, CHF 10 par value, 208,077 shares authorized and issued;
191,815 shares outstanding at December 27, 2014
and 195,150 shares outstanding at December 28, 2013	1,797,435	1,797,435
Additional paid-in capital	73,521	79,263
Treasury stock	(330,132)	(120,620)
Retained earnings	1,859,972	1,865,587
Accumulated other comprehensive income	2,571	38,041
Total stockholders' equity	3,403,367	3,659,706
Total liabilities and stockholders' equity	$4,693,303	$4,879,603

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	52-Weeks Ended
	Dec 27,	Dec 28,
	2014	2013
Operating Activities:
Net income	$364,211	$612,412
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	48,433	48,476
Amortization	28,582	30,328
Gain on sale of property and equipment	(306)	(724)
Provision for doubtful accounts	66	1,553
Deferred income taxes	89,828	7,931
Unrealized foreign currency gain	573	(40,120)
Provision for obsolete and slow moving inventories	25,903	20,891
Stock compensation expense	24,293	22,592
Realized gain on marketable securities	(505)	(5,877)
Changes in operating assets and liabilities:
Accounts receivable	(27,398)	38,589
Inventories	(76,491)	(17,593)
Other current and non-current assets	627	(22,013)
Accounts payable	8,981	18,043
Other current and non-current liabilities	16,467	(31,775)
Deferred revenue	(87,543)	(16,150)
Deferred cost	11,029	(2,204)
Income taxes payable	95,961	(34,275)
Net cash provided by operating activities	522,711	630,084

Investing activities:
Purchases of property and equipment	(73,339)	(56,083)
Proceeds from sale of property and equipment	748	885
Purchase of intangible assets	(4,720)	(1,122)
Purchase of marketable securities	(1,006,482)	(909,151)
Redemption of marketable securities	1,096,676	833,491
Proceeds from repayment (advances) on loan receivable	137,379	(137,369)
Change in restricted cash	(59)	587
Acquisitions, net of cash acquired	(18,871)	(5,680)
Net cash provided by (used in) investing activities	131,332	(274,442)

Financing activities:
Dividends paid	(360,075)	(351,707)
Purchase of treasury stock under share repurchase plan	(241,578)	(58,422)
Purchase of treasury stock related to equity awards	(18,638)	(24,063)
Proceeds from issuance of treasury stock related to equity awards	20,753	22,770
Tax benefit from issuance of equity awards	(84)	4,584
Net cash used in financing activities	(599,622)	(406,838)

Effect of exchange rate changes on cash and cash equivalents	(37,302)	(835)

Net decrease in cash and cash equivalents	17,119	(52,031)
Cash and cash equivalents at beginning of period	1,179,149	1,231,180
Cash and cash equivalents at end of period	$1,196,268	$1,179,149

Garmin Ltd. And Subsidiaries

Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
				Auto/
	Outdoor	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended Dec 27, 2014

Net sales	$116,432	$201,303	$52,460	$339,832	$93,279	$803,306
Gross profit	$71,745	$122,083	$24,612	$147,073	$65,335	$430,848
Operating income/(loss)	$40,709	$57,629	$(687)	$57,431	$20,918	$176,000

13-Weeks Ended Dec 28, 2013

Net sales	$126,617	$118,623	$44,583	$382,504	$87,367	$759,694
Gross profit	$78,196	$73,557	$23,542	$154,734	$64,608	$394,637
Operating income	$48,659	$44,224	$2,404	$54,193	$22,991	$172,471

52-Weeks Ended Dec 27, 2014

Net sales	$427,555	$568,440	$248,371	$1,240,377	$385,915	$2,870,658
Gross profit	$266,550	$358,287	$129,710	$569,452	280,413	$1,604,412
Operating income	$151,055	$190,682	$26,232	$215,679	$106,978	$690,626

52-Weeks Ended Dec 28, 2013

Net sales	$410,989	$356,283	$222,928	$1,302,314	$339,337	$2,631,851
Gross profit	$262,529	$222,925	$115,091	$565,083	$241,672	$1,407,300
Operating income	$159,197	$120,250	$18,493	$188,517	$87,575	$574,032

Garmin Ltd. And Subsidiaries

Revenue by Geography (Unaudited)

	13-Weeks Ended			52-Weeks Ended
	Dec 27,	Dec 28,	Yr over Yr	Dec 27,	Dec 28,	Yr over Yr
	2014	2013	Change	2014	2013	Change
Net sales	$803,306	$759,694	6%	$2,870,658	$2,631,851	9%
Americas	448,055	430,099	4%	1,538,322	1,432,895	7%
EMEA	272,384	263,063	4%	1,054,244	955,900	10%
APAC	82,867	66,532	25%	278,092	243,056	14%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific

Non-GAAP Financial Information

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate, as discussed below, is an important measure. The majority of the Company’s consolidated foreign currency gain or loss result from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non-U.S. subsidiaries. Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by material net releases of reserves primarily related to completion of audits and/or the expiration of statutes effecting prior periods. Thus, reported income tax expense is not reflective of the income tax expense that is incurred related to the current period earnings. The net release of other uncertain tax position reserves, amounting to approximately $11 million in both 2014 and 2013, respectively, have not been included as pro forma adjustments in the following presentation of pro forma net income as such amounts have been considered immaterial, tend to be more recurring in nature and are comparable between periods. In the third quarter of 2014, the company incurred tax expense of $308 million associated with an inter-company restructuring. As this is a one-time transaction and not reflective of income tax expense incurred related to the current period earnings, it has been excluded from pro forma net income (earnings) per share. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate permits a consistent comparison of the Company’s operating performance between periods.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended		52-weeks Ended
	Dec 27,	Dec 28,	Dec 27,	Dec 28,
	2014	2013	2014	2013

Net Income (Loss) (GAAP)	$210,245	$163,585	$364,211	$612,412
Foreign currency (gain) / loss, net of tax effects	$(12,917)	$(13,802)	$3,557	$(29,564)
Income tax benefit due to completion of tax audits and/or expiration of statutes	$(48,542)	-	$(72,942)	$(68,716)
Tax due to inter-company restructuring	-	-	$307,635	-
Net income (Pro Forma)	$148,786	$149,783	$602,461	$514,132

Net income (loss) per share (GAAP):
Basic	$1.10	$0.84	$1.89	$3.13
Diluted	$1.09	$0.83	$1.88	$3.12

Net income per share (Pro Forma):
Basic	$0.78	$0.77	$3.12	$2.63
Diluted	$0.77	$0.76	$3.10	$2.62

Weighted average common shares outstanding:
Basic	191,322	195,181	193,106	195,411
Diluted	192,356	196,338	194,165	196,339

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow plus one-time cash payments associated with our inter-company restructuring less capital expenditures for property and equipment.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended		52-weeks Ended
	Dec 27,	Dec 28,	Dec 27,	Dec 28,
	2014	2013	2014	2013

Net cash provided by operating activities	$145,017	$149,813	$522,711	$630,084
Less: purchases of property and equipment	$(18,510)	$(14,758)	$(73,339)	$(56,083)
Plus: taxes paid related to inter-company restructuring	-	-	$78,137	-
Free Cash Flow	$126,507	$135,055	$527,509	$574,001